Exhibit 99.1

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES NAMES NATHAN MEISGEIER AS PRESIDENT

OMAHA, Neb.--(BUSINESS WIRE)--January 10, 2024 – Werner Enterprises, Inc. (Nasdaq: WERN), a premier transportation and logistics provider, announced today that, upon the recommendation of its Chairman and Chief Executive Officer, Derek J. Leathers, the Company’s Board of Directors unanimously appointed Nathan J. Meisgeier to serve as Werner’s President, effective January 5, 2024. Mr. Meisgeier will continue to hold the position of Werner’s Chief Legal Officer.

Mr. Leathers will remain the Company’s Chairman and CEO.

Mr. Meisgeier, 50, joined Werner in 2005. Most recently, Mr. Meisgeier has served as Executive Vice President and Chief Legal Officer. Mr. Meisgeier has been a key member of Werner’s executive team since 2016. Prior to joining Werner, from 1998 to 2005, Mr. Meisgeier was with the Kansas City-based law firm of Stinson, Mag & Fizzell. Mr. Meisgeier graduated cum laude from Harvard Law School, and he also holds degrees in Accounting and Economics from the University of Nebraska.

“Since being promoted to Werner’s General Counsel in 2016, Nathan has been a transformative leader across the enterprise, currently acting as Chief of Staff and bringing a remarkable level of integrity and strategic vision to our company. Nathan is a company-first servant leader, naturally connecting with all Werner associates - professional drivers, maintenance associates, and office personnel. Nathan exemplifies the culture that makes Werner a great place to work,” said Mr. Leathers.

“Nathan’s vision will be key in bringing Werner’s DRIVESM strategy to bear, as Werner continues to lead from the front. Nathan has a reputation as a top legal mind within the transportation industry, serving as the Chair of the American Trucking Associations’ Legal Reform Advisory Committee, in addition to holding many other leadership positions within the industry. Nathan also has earned the respect of transportation CEOs and political leaders across the country.”

Mr. Leathers added, “I am excited to continue leading this organization with Nathan serving alongside me as Werner’s President. This change is a testament to the overall depth and strength of Werner’s entire leadership team.”

“I am honored and humbled to be selected by Derek and appointed by Werner’s Board of Directors to be our company’s next President,” said Mr. Meisgeier. “In my 18 years with this great company, I have learned invaluable lessons from many current and former Werner leaders, including both Derek and CL Werner himself. I am fortunate to be a part of the best and one of the most experienced leadership teams in transportation, and I look forward to helping the Werner team write the next chapters in this company’s storied history.”

Werner Enterprises, Inc. - Release of January 10, 2024

About Werner Enterprises

Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services across the United States, Mexico and Canada. With 2022 revenues of $3.3 billion, an industry-leading modern truck and trailer fleet, nearly 14,000 talented associates and our innovative Werner EDGE technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequently filed Quarterly Reports on Form 10-Q.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission (“SEC”), through the issuance of press releases or by other methods of public disclosure.

Contact: Derek J. Leathers
Werner Enterprises, Inc.
(D) 402.894.3529

Source: Werner Enterprises, Inc.